Exhibit 99.1

Kennedy Wilson Announces Tender Offer for Up To $1 Billion Aggregate Principal Amount of Its Outstanding 5.875% Senior Notes due 2024

BEVERLY HILLS, Calif.—(BUSINESS WIRE)—Global real estate investment company Kennedy Wilson (NYSE: KW) (the “Company”) announced today that it has commenced a cash tender offer (the “Tender Offer”) for up to $1,000,000,000 aggregate principal amount (the “Maximum Tender Amount”) of its outstanding 5.875% Senior Notes due 2024 (CUSIP No. 489399AG0) (the “Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase, dated the date hereof (the “Offer to Purchase”). As of January 27, 2021, $1,150,000,000 aggregate principal amount of Notes were outstanding.

Certain information regarding the Notes and the pricing for the Tender Offer is set forth in the table below:

				Per $1,000 Principal Amount of Notes
Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Maximum Tender Amount	Tender Offer Consideration	Early Tender Premium	Total Consideration
5.875% Senior Notes due 2024	489399 AG0	$1,150,000,000	$1,000,000,000	$985.00	$30.00	$1,015.00

The Tender Offer will expire at 12:00 Midnight, New York City time, at the end of February 24, 2021 (the “Expiration Time”), unless extended or earlier terminated. Holders who validly tender and do not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on February 9, 2021 (the “Early Tender Time”), and whose Notes are accepted for purchase, will receive, for each $1,000 principal amount of such Notes, the “Total Consideration” of $1,015.00, which includes an “Early Tender Premium” of $30.00. Holders who validly tender their Notes after the Early Tender Time will only be eligible to receive the “Tender Offer Consideration,” which is the Total Consideration less the Early Tender Premium.

In addition to the Total Consideration or Tender Offer Consideration, as applicable, Holders whose Notes are accepted for purchase will also receive a payment for accrued and unpaid interest from the last interest payment date of the Notes to, but not including, the applicable settlement date.

Payment for all Notes validly tendered at or prior to the Early Tender Time and accepted for purchase will be made on the “Early Settlement Date,” which will be promptly after the Early Tender Time and is anticipated to occur on or about February 11, 2021. Payment for all Notes validly tendered after the Early Tender Time and accepted for purchase, if any, will be made promptly after the Expiration Time.

If more than the Maximum Tender Amount of Notes are validly tendered and not validly withdrawn, then, subject to the terms of the Tender Offer, the Company will accept such Notes for purchase on a pro rata basis up to the Maximum Tender Amount. If, at the Early Tender Time, the aggregate principal amount of Notes validly tendered equals or exceeds the Maximum Tender Amount, the Company does not expect to accept for purchase any Notes validly tendered after the Early Tender Time. If, at the Early Tender Time, the aggregate principal amount of Notes validly tendered is less than the Maximum Tender Amount, the Company expects to accept for purchase all Notes validly tendered at or before the Early Tender Time without proration, and, in such instance, only Notes validly tendered after the Early Tender Time and at or before the Expiration Time will be subject to possible proration. The Company reserves the right, but is not obligated, to increase the Maximum Tender Amount in its sole discretion.

Tendered Notes may be withdrawn at any time at or prior to, but not after, 5:00 p.m., New York City time, on February 9, 2021, unless extended by the Company except under certain limited circumstances as otherwise required by law.

The consummation of the Tender Offer is not conditioned upon any minimum amount of Notes being tendered, but is subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase.

The Company has engaged BofA Securities to act as the dealer manager for the Tender Offer. The Tender Agent and Information Agent for the Tender Offer is D.F. King & Co., Inc. Copies of the Offer to Purchase and related offering materials are available by contacting the Information Agent at (877) 732-3613 (toll-free) or (212) 269-5550 or by email at kwinc@dfking.com. Questions regarding the Tender Offer should be directed to BofA Securities at (888) 292-0070 (toll-free) or (980) 388-4370 (collect).

This press release shall not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the Company by BofA Securities or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Kennedy Wilson

Kennedy Wilson (NYSE:KW) is a global real estate investment company. We own, operate, and invest in real estate both on our own and through our investment management platform. We focus on multifamily and office properties located in the Western U.S., UK, and Ireland.

KW-IR

Kennedy Wilson

Investors

Daven Bhavsar, CFA

Director of Investor Relations

+1 (310) 887-3431

dbhavsar@kennedywilson.com

Media

Emily Heidt

Director of Public Relations

+1 (310) 887-3499

eheidt@kennedywilson.com